AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 9th day of August, 2010, is entered into by and between Advisors Series Trust, a Delaware business trust (“Trust”), Poplar Forest Capital, LLC., (“Advisor”) and Quasar Distributors, LLC (the “Distributor”), as parties to the Distribution Agreement dated December 10, 2009, (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Effective as of October 1, 2010, Section 2(A) of the Agreement shall be amended as set forth below; to incorporate subsection L. as set forth below, and Exhibit B of the Agreement shall be replaced in its entirety with Amended Exhibit B to the Distribution Agreement, as included herein.

1.            Amended Section 2. Services and Duties of the Distributor

L.
The Distributor shall retain the underwriter concession on each sale of Fund Shares, and the sales charge, as described in the Prospectus, not otherwise assigned and received by a selling broker-dealer in accordance with an executed dealer agreement.  At the discretion of the Distributor, a portion of such sales charges and the underwriter concessions received by the Distributor, as described in Exhibit B, may be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.

2.	Exhibit B shall be removed and replaced in its entirety by Amended Exhibit B to the Distribution Agreement, as attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Douglas G. Hess	James R. Schoenike

Title: President	Title: President

POPLAR FOREST CAPITAL, LLC.
By: /s/ J. Dale Harvey

Title: CEO

Amended Exhibit B to the Distribution Agreement

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE

Commissions or Underwriter Concessions
All Default Sales Load and Underwriter Concessions on sales of Fund Shares (Underwriter Concessions) payable to Quasar.

Basic Distribution Services
•  Fee at the annual rate of ___ of ___% (one basis point) of the Fund’s average daily net assets, payable monthly in arrears, on the first $___, and . ___ of ___% on assets greater than $___.
•  Minimum annual fee: first series -- $___/Fund

Basic Distribution Fee to be offset by: 1) Default Sales Charges and 2) Underwriter Concessions. If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of ___ of the remaining balance.  The remaining ___ will be retained by Quasar to offset Quasar expenses.

Advertising Compliance Review/FINRA Filings
•  $___ per job for the first ___ pages (minutes if tape or video); $___ per page (minute if tape or video) thereafter
•  Non-FINRA filed materials, (e.g. Broker Use Only Materials, Institutional, Correspondence)
       $___ per job for the first ___ pages (minutes if tape or video); $___ per page (minutes if tape or video) thereafter.
• FINRA Expedited Service for 3 Day Turnaround
       $___ for the first ___ pages (minutes if audio or video); $___ per page (minute if audio or video) thereafter. (Comments are faxed.  FINRA may not accept expedited request.)

Fund Fact Sheets
Design- $___ per fact sheet, includes first production
Production- $___ per fact sheet per production period
All printing costs are out of pocket expenses, and in addition to the deign fee and production fee

FINRA Licensing of Investment Advisor’s Staff (if desired) as broker-dealer representatives
•  $___ per year per registered representative (“RR”)
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  Plus all associated FINRA and State fees for RRs, including license and renewal fees.
•  $___ / if FINRA designated branch location

Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  FINRA registration and filing fees, to include late U5 charges (if applicable)
        (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•  travel, lodging and meals

Fees are billed monthly.
*Subject to CPI Increase, Milwaukee MSA